Exhibit (d)(1)(oo)

ADVISORY FEE WAIVER AGREEMENT

PACIFIC FUNDSSM LARGE-CAP

OF PACIFIC FUNDS SERIES TRUST

This ADVISORY FEE WAIVER AGREEMENT, by and between Pacific Life Fund Advisors LLC (the “Adviser”) and Pacific Funds Series Trust (the “Trust”), on behalf of Pacific FundsSM Large-Cap, a series fund of the Trust (the “Fund”), is effective as of January 11, 2016.

WHEREAS, the Trust is a Delaware Statutory Trust and is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company of the series type;

WHEREAS, the Fund is sub-advised by Rothschild Asset Management Inc. (“Rothschild”) effective January 11, 2016; and

WHEREAS, the Trust and the Adviser are parties to the Investment Advisory Agreement, dated June 13, 2001 (the “Advisory Contract”), as amended, pursuant to which the Adviser provides investment advisory services to the Fund for compensation based on the value of the average daily net assets of the Fund.

NOW THEREFORE, the parties hereto agree as follows:

I.	Advisory Fee Waiver

A.

Amount of Waiver. During the term of this Agreement, for so long as Rothschild remains the sub-adviser of the Fund, the Adviser hereby agrees to waive 0.10% of its investment advisory fee for the Fund.

II.	Term and Termination of Agreement

A.	This Agreement shall have a term commencing on January 11, 2016 and ending January 10, 2018.

B.	Notwithstanding sub-paragraph (A) above, this Agreement shall terminate upon termination of the Advisory Contract.

III.	Miscellaneous

A.	Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any provisions hereof or otherwise affect their construction or effect.

B.	Definitions. Any question or interpretation of any term or provision of this Agreement, including but not limited to the investment advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Contract or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Contract or the 1940 Act.

C.	Choice of Law. This Agreement shall be governed by the law of the State of Delaware, without regard to the conflict of law provision thereof.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals be hereunto affixed, as of the day and year first above written.

PACIFIC FUNDS SERIES TRUST

By: /s/ Howard T. Hirakawa	By: /s/ Laurene E. MacElwee
Name: Howard T. Hirakawa	Name: Laurene E. MacElwee
Title: Senior Vice President	Title: VP & Assistant Secretary

PACIFIC LIFE FUND ADVISORS LLC

By: /s/ Howard T. Hirakawa	By: /s/ Laurene E. MacElwee
Name: Howard T. Hirakawa	Name: Laurene E. MacElwee
Title: SVP, Fund Advisor Operations	Title: VP & Assistant Secretary